Exhibit 23.3

[NSA LOGO]

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

As independent petroleum engineers and geologists, we consent to the references to our firm, to our estimates of reserves and value of reserves and to our reports on reserves and the incorporation of our first amendment to the reports on reserves for the years ended 2001, 2002, and 2003 included in the W & T Offshore, Inc. Registration Statement on Form S-1 to be filed with the Securities and Exchange Commission on or about July 28, 2004 and any amendments to the W & T Offshore, Inc. Registration Statement on Form S-1 filed with the Securities and Exchange Commission, and related prospectus of W & T Offshore, Inc. for the registration of securities, including Amendment No. 5 to the Registration Statement and related prospectus filed on or about January 11, 2005.

NETHERLAND, SEWELL & ASSOCIATES, INC.

By:	/s/ FREDERIC D. SEWELL Frederic D. Sewell Chairman and Chief Executive Officer

Dallas, Texas

January 11, 2005